Stockholder contact:	Gary Terpening 212-850-1533 gary.a.terpening@ampf.com

Media contact:	Steven Connolly 612-671-4146 steven.x.connolly@ampf.com

TRI-CONTINENTAL CORPORATION

ANNOUNCES ELECTION OF DIRECTOR TO REPLACE SEAT VACATED BY RETIRED DIRECTOR

Boston, MA, March 2, 2015 — The members of the Board of Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today announced their consideration and unanimous election of William A. Hawkins to the Corporation’s Board of Directors, filling a seat vacated by Stephen R. Lewis, Jr., since his retirement from the Board on January 1, 2015. In addition to his duties as a director, Mr. Hawkins will also serve on the Board’s Audit Committee, Compliance Committee, Executive Committee, and Investment Review Committee. Mr. Hawkins also serves on the board of directors/trustees of other Columbia funds, including one other closed-end fund and certain open-end funds.

At the Corporation’s 85th Annual Meeting of Stockholders (the 2015 Meeting), to be held on April 13, 2015 in Minneapolis, MN, Stockholders will be asked to elect Mr. Hawkins to hold office until the 2017 Annual Meeting of Stockholders and until his successor is elected and qualifies. In addition, as previously announced, three of the Corporation’s directors will be standing for re-election to the Board at the 2015 Meeting. This and other information relating to the Meeting, including additional details of the Meeting place and time, will be described in a notice of meeting and proxy statement that the Corporation intends to file with the Securities and Exchange Commission.

The Corporation is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or visiting www.columbiamanagement.com. The prospectus should be read carefully before investing in the Corporation. For more information, please call 1-800-345-6611 or visit columbiamanagement.com.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2015 Columbia Management Investment Advisers, LLC. All rights reserved.	AdTrax #1136664

The net asset value of shares may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. Tri-Continental Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation. The Corporation may invest in foreign securities, which involve certain risks not associated with investments in U.S. companies, including political, regulatory, economic, social, and other conditions or events occurring in the particular country, as well as fluctuations in its currency and the risks associated with less developed custody and settlement practices. Risks are particularly significant in emerging markets. The Corporation’s use of leverage exposes it to greater risks due to unanticipated market movements, which may magnify losses and increase volatility of returns. The Corporation’s use of derivatives introduces risks possibly greater than the risks associated with investing directly in the investments underlying the derivatives. A relatively small price movement in an underlying investment may result in a substantial gain or loss. There are risks associated with fixed income investments, including credit risk, interest rate risk, and prepayment and extension risk. In general, bond prices rise when interest rates fall and vice versa. This effect is more pronounced for longer-term securities.